SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the "Sublease") is made by and between **Fisher and Phillips, LLP**, ("Sublandlord") and **The Source Vitamin Company** ("Subtenant"), with an effective date of February 26, 2009.

ELO Associates II, Ltd. ("Landlord"), as Landlord, and Sublandlord, as Tenant, did enter into that certain lease for premises within the Building known as **Las Olas Centre I,** located at 450 Las Olas Boulevard, Ft. Lauderdale, FL 33301.

Sublandlord and Subtenant desire to enter into this Sublease Agreement, pursuant to the terms in which Subtenant will lease from Sublandlord and Sublandlord will lease to Subtenant a portion of the Premises.

Subtenant acknowledges that it has occupied the subleased premises since the effective date.

NOW THEREFORE, for and in consideration of value given and received, and the mutual covenants and obligations set forth in this Sublease, Sublandlord and Subtenant do hereby agree as follows:

1. **Subleased Premises.** Sublandlord does hereby lease and rent to Subtenant, and Subtenant hereby leases and rents from Sublandlord, Suite **850**, Building **Las Olas Centre 1,** 450 Las Olas Boulevard, Ft. Lauderdale, FL 33301, consisting of **3,070** rentable square feet as shown outlined on the floor plan attached hereto as Exhibit "A" and incorporated herein by this reference (the Subleased Premises"). Sublandlord will not make any improvements whatsoever with regard to the Subleased Premises.

2. **Term.** The term of the Sublease began on the **26th** day of **February, 2009.** shall expire on the earlier of 12:00 midnight on the **30th** day of **April, 2012** or upon termination of Sublandlord's primary lease with Landlord.

3. **Rent.** Subtenant shall pay to Sublandlord $4,000.00 per month, due and payable on the first business day of each calendar month.

4. **Security Deposit.** A Security Deposit of $4,000 is due and payable upon execution of this lease. Security Deposit shall be returned to Subtenant at end of lease term assuming all rent due is paid in full, except as may be required for repairs for damages to the premises, normal wear and tear excepted.

5. **Relationship to Lease.** The Sublease and all of the Subtenant's rights hereunder are expressly subject to and subordinate to all of the terms of the Lease. Subtenant hereby acknowledges that it has received copies of the Lease and has read all of the terms and conditions hereof. Except for payment of the rental under the Lease, Subtenant shall comply with all obligation of Sublandlord, as Tenant under the Lease, with respect to Sublandlord's Premises and agrees to honor all of the terms of the lease as fully to the same extent as if

Subtenant were the Tenant under the Lease. Subtenant hereby acknowledges that Subtenant shall look solely to the Sublandlord for the performance of all the Landlord's obligations under the Lease and that Landlord shall not be obligated to provide any services to Subtenant or otherwise perform any obligations in connection with this Sublease. Sublandlord agrees that Sublandlord shall, when necessary and when requested by Subtenant, endeavor to cause Landlord to perform its obligations under the Lease. Subtenant acknowledges that any termination of the Lease will result in termination of the Sublease.

6. **Use.** Subtenant's use of Sublease Premises shall be strictly in accordance with the use of provisions of the lease. Subtenant shall have the right to use the existing furniture, in its present, as-is condition without warranty of any kind whatsoever from the Sublandlord, during the life of the Sublease. Subtenant shall also have the use of the kitchen in Suite 800 only during the hours of 9:00 am – 5:00 pm, Monday through Friday. This condition is subject to withdrawal with ten (10) day notice for abuse, theft or use not consistent with the Sublandlord's requirements.

7. **Parking.** The number of 15 Parking spaces shall be made available to Subtenant on the same terms and conditions as available to Sublandlord under the terms of the Lease. Subtenant shall be responsible for payment of all parking spaces leased.

8. **Default.** Any act of omission by Subtenant that would constitute a default under the Lease shall be deemed a default by Sublandlord under this Sublease provided written notice of any default by Subtenant under Lease is first provided by Landlord to Sublandlord and there is a reasonable opportunity to cure. In addition, any failure by Tenant or Subtenant to perform any other obligations required under this Sublease, shall be deemed a default hereunder, after written notice and reasonable written notice.

9. **Insurance and Indemnities.** Subtenant hereby agrees to indemnify and hold Sublandlord harmless, with regard to its leasing and use of the Sublease Premises, to the same extent that Sublandlord, as Tenant, is required to indemnify and hold Landlord harmless with respect to the Premises. Likewise, Subtenant hereby agrees to obtain and provide evidence satisfactory to Sublandlord, on or before the date of this Sublease, that Subtenant is carrying insurance in the same amounts and of the same types required to be carried by Sublandlord with regard to the Premises.

10. **Subleasing and Assignment.** Subtenant shall have no further right to sublease or assign its rights under this Sublease or its rights with regard to the Subleases Premises, without consent and which consent shall not be unreasonable withheld.

11. **Condition of Subleased Premises.** Upon the expiration of this Sublease, Subtenant shall return the Subleased Premises to Sublandlord in the condition required by the Lease, normal wear and tear or damage by casualty or condemnation excepted.

12. **Right to Terminate.** Subtenant or Sublandlord will have the right to terminate this Sublease for any reason with sixty (60) days prior written notice and mutually agreed upon terms and conditions.

13. **Notices.** Notices by Landlord, Sublandlord and Subtenant shall be given to each other at the following addresses in the same manner provided by the Lease.

Sublandlord:	Fisher & Phillips, LLP 450 Las Olas Boulevard Suite 800 Ft. Lauderdale, FL Attention: Managing Partner
With a Copy to:	Fisher & Phillips, LLP 1075 Peachtree Street Suite 3500 Atlanta, GA 30309 Attention: Chief Operating Officer
Subtenant:	The Source Vitamin Company, Inc. 450 Las Olas Boulevard Suite 850 Ft. Lauderdale, FL Attention: ________________

14. **Miscellaneous.** This Sublease shall be governed by the laws of the State of Florida. Time shall be of the essence with regard to the obligations under this Sublease. This Sublease supersedes all prior discussions and agreements between the parties and incorporates their entire agreement. Any term used in this Sublease which begins with the same initial capital letters and is not defined herein shall have the same meaning attributable to that term in the Lease.

15. **Brokers.** Subtenant and Sublandlord hereby represent and warrant to each other that no real estate broker or person acting as such was consulted or dealt with other than Subtenant or Sublandlord in connection with this sublease or the Premises.